Exhibit 99.2

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the following:

●	to serve as a director of Clever Leaves Holdings Inc. (the “Company”) if the transactions contemplated by that certain Business Combination Agreement, dated as of July 25, 2020, by and among Schultze Special Purpose Acquisition Corp., Clever Leaves International Inc., the Company and Novel Merger Sub Inc. (as it may be amended, restated or otherwise modified from time to time, the “Business Combination Agreement”) are consummated;

●	to be named in the Registration Statement on Form S-4 of the Company filed with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any related proxy statement and/or prospectus contained therein and any amendment or supplement thereto, as a person who is to become a director of the Company upon the Arrangement Effective Time (as such term is defined in the Business Combination Agreement); and

●	to the filing of this consent as an exhibit to the Registration Statement.

Date: September 7, 2020

By	/s/ Gary M. Julien
Name: Gary M. Julien